Exhibit 99.1

Press  Release                                          FOR  IMMEDIATE RELEASE
                                                    Contact:  John G. Robinson
                                                     Telephone: (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
                               ADDS A NEW DIRECTOR

     October 26, 2006, Monessen, PA. FedFirst Financial Corporation (NASDAQ
Capital: FFCO) today announced that David L. Wohleber has been appointed to the Company's board of directors, effective October 24, 2006. In making the appointment, the Company increased the size of its board of directors from six to seven members.

     Mr. Wohleber is a Certified Public Accountant and has been the Executive Vice President and Chief Financial Officer of Eat'n Park Hospitality Group, Inc. from 1977 to 2006. He joined Eat'n Park after serving as a senior audit manager with Price Waterhouse & Co. Mr. Wohleber will serve as the Chairman of the Audit Committee and was also appointed to the Compensation and Nominating/ Corporate Governance Committees.

     Mr. Wohleber received his undergraduate degree from the University of Pittsburgh and his masters' degree from Duquesne University. He is currently a board member and former Chairman of Pennsylvanians for Effective Government, a Board member of the Pennsylvania Chamber of Business and Industry, The Pennsylvania Economy League, St. Barnabas Health System, the Bethel Park Public Library, and River City Brass Band.

     Commenting on the appointment of Mr. Wohleber, John G. Robinson, President and Chief Executive Officer of the Company, said "We are delighted to welcome Dave to the board. The Company is fortunate to have the services of such a prominent and active member of the community.

     FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating eight full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc.